Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Equity Incentive Plan of Applied Micro Circuits Corporation 2011 of our report dated May 8, 2009, with respect to the consolidated statements of operations, stockholders’ equity, and cash flows and schedule of Applied Micro Circuits Corporation for the year ended March 31, 2009, included in its Annual Report (Form 10-K) for the year ended March 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

November 4, 2011